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                                                                   Exhibit 10.15




                                        December 31, 1997

Mr. Lawrence J. Lasser
342 Warren Street
Brookline, MA  02146


Dear Mr. Lasser:

     We are pleased to confirm the employment agreement ("Agreement") between you and Putnam Investments, Inc. ("Putnam"). In consideration of the covenants and agreements set forth below, Putnam hereby agrees that you shall continue to be employed by Putnam, and you hereby agree to continue your employment with Putnam, on the following terms and conditions:

     1.   TERM.   Subject to the provisions of paragraph 4 below, this Agreement shall become effective as of the date hereof (the "Effective Date") and shall have a term that continues through and including December 31, 2001 (the "Term"). For purposes of this Agreement, the word "Term" shall mean the actual, ultimate duration of this Agreement, taking into account any early termination of this Agreement.

     2.   DUTIES AND RESPONSIBILITIES.

          A. During the Term of this Agreement, you shall have, and you agree to carry out to the best of your ability, the duties and responsibilities of President and Chief Executive Officer of Putnam reporting to the Chief Executive Officer of Marsh & McLennan Companies, Inc. ("MMC"), subject to the provisions of paragraph 4 below. You shall devote your full business time and best efforts to the performance of your duties and responsibilities under this Agreement, and you shall not pursue any other business activity of any type (including any positions as an outside director) without prior written consent of the Chief Executive Officer of MMC.



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          B.   MMC shall use its best efforts to include you on the management slate of nominees for directors of MMC and to have you reelected to the Board of Directors of MMC (the "MMC Board") at its year 2000 annual meeting and you hereby consent to so serve. Anything herein to the contrary notwithstanding, nothing shall preclude you from serving on the boards of a reasonable number of trade associations and/or charitable organizations, engaging in charitable activities and community affairs and managing your personal investments and affairs, provided that such activities do not interfere with the proper performance of your duties and responsibilities hereunder. Furthermore, upon termination of your employment with MMC or any subsidiary of MMC for any reason, you agree to retire from the MMC Board effective as of the date of such termination.

     3. COMPENSATION AND BENEFITS. You shall be entitled to receive the following compensation and benefits:

          A. BASE SALARY. Commencing on the Effective Date and during the remainder of the Term, Putnam shall pay you a base salary at the annual rate of $1,000,000.00 (the base salary in effect from time to time referred to as "Base Salary"). Base Salary shall be paid to you in periodic installments in accordance with Putnam's payroll practices then in effect.

          B. ANNUAL CASH BONUS. Putnam agrees to pay you an annual cash bonus (the "Annual Bonus"), with respect to each calendar year of your employment which either commences or terminates during the Term, in accordance with the terms and conditions of MMC's Senior Management Incentive Compensation Plan (the "ICP"). The amount of the bonus shall be determined by the Compensation Committee of the MMC Board (the "Compensation Committee") in its sole discretion. In no case, however, shall the Annual Bonus exceed the maximum award which may be made to you under the ICP. The Annual Bonus shall be paid in the following form: the portion of the Annual Bonus that is equal to the total Fair Market Value (as used here and hereinafter, as defined in the Putnam Investments, Inc. Equity Partnership Plan (the "Equity Partnership Plan")), determined as of the award date, of the Purchased Putnam Restricted Stock Units (as defined in paragraph 3.D(iii) below) awarded to you on the Effective Date, with respect to the Annual Bonus relating to 1997, and in the first quarter of the calendar year following the year to which such Annual Bonus relates with respect to Annual Bonuses relating to 1998 and thereafter, (or the entire Annual Bonus, if the Annual Bonus does not equal or exceed


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such total Fair Market Value) shall be paid in the form of such Purchased Putnam
Restricted Stock Units and in accordance with the provisions of paragraph 3.D(iii) and the remainder of the Annual Bonus shall be paid in cash in the first quarter of the calendar year following the year to which the Annual Bonus relates.

          C. GENERAL BENEFITS; SUPPLEMENTAL DISABILITY BENEFITS. During the Term, you shall be entitled to participate, to the extent you are otherwise eligible, in all group insurance programs or other welfare benefit plans which Putnam shall make available to similarly situated employees, and in the Putnam Profit Sharing Retirement Plan. Putnam shall make reasonable efforts to obtain additional disability insurance benefits under which you shall have the option, at your own expense, to purchase disability benefits equal to a maximum of seventy percent (70%) of the total Base Salary and a maximum of sixty percent (60%) of up to $300,000 of the Annual Bonus which you receive under paragraphs 3.A and 3.B, respectively.

          D.   EQUITY AWARDS.

               (i) PUTNAM STOCK OPTIONS. Effective as of the Effective Date, the Compensation Committee hereby grants to you, pursuant to the MMC 1997 Senior Executive Incentive and Stock Award Plan (the "1997 Plan"), a nonqualified option (the "First Putnam Option") to purchase 150,000 shares of Class B Common Stock of Putnam ("Class B Shares") at a per share exercise price of $41.51, and a second nonqualified option to purchase 175,000 Class B Shares at a per share exercise price of $47.98 (the "Second Putnam Option"). The First and Second Putnam Options shall each expire on November 1, 2007 and shall each become exercisable with respect to 25% of Class B Shares subject thereto on each of December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001. You shall also be entitled to receive pursuant to the 1997 Plan in the first quarter of 1999 and again in the first quarter of 2000, an additional nonqualified option (the "Third Putnam Option" and "Fourth Putnam Option," respectively, and, collectively with the First Putnam Option and the Second Putnam Option, the "Putnam Options"), in each case at a per share exercise price equal to the Fair Market Value of a Class B Share as of each such date, the number of Class B Shares subject to such Third and Fourth Putnam Option to be determined by the Compensation Committee in its sole discretion using criteria similar to that used for awards at that time to senior


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

participants in the Equity Partnership Plan. The Third Putnam Option shall expire on November 1, 2007 and become exercisable with respect to 25% of Class B Shares subject thereto on each anniversary of the date of grant in each of 2000, 2001, 2002 and 2003, and the Fourth Putnam Option shall expire on November 1, 2007 and become exercisable with respect to 25% of Class B Shares subject thereto on each anniversary of the date of grant in each of 2001, 2002, 2003 and 2004. In all other respects, each Putnam Option granted pursuant to this Agreement shall be treated as if it were subject to the terms and conditions of the Equity Partnership Plan and as if each such Putnam Option had been granted thereunder, except that

                         (a) any and all rights or obligations of Putnam pursuant to the Equity Partnership Plan with respect to cancellation, forfeiture, purchase, sale, exchange, conversion or similar events affecting Putnam Options or Class B Shares acquired by exercise of the Putnam Options shall be rights or obligations of MMC and not Putnam (and any amounts paid to you pursuant to the exercise of such rights shall be paid to you as soon as practicable following the Payment Date, as defined in paragraph 3.D(iii) below);

                         (b) in the event of a termination of your employment pursuant to paragraph 4.B of this Agreement or upon your retirement after December 31, 2001, the Putnam Options granted hereunder shall not be subject to the cancellation provision of
               Section 7(a)(i) of the Equity Partnership Plan;

                         (c) in the event of a termination of your employment pursuant to paragraphs 4.D or 4.E of this Agreement, the Putnam Options granted hereunder shall not be subject to the termination provision of Section 7(c)(i) of the Equity Partnership Plan; provided, however, that if your termination is pursuant to paragraph 4.E where Good Cause relating to such termination is a Change in Control of MMC or a Change in Control of Putnam, then this paragraph 3.D(i)(c) shall not apply but instead the applicable provisions of the Equity Partnership Plan shall apply;

                         (d) MMC may exercise the rights, set forth in the first sentence of Section 8(b)(ii) of the Equity Partnership Plan, to cancel Putnam


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               Options or Class B Shares acquired by exercise of the Putnam
               Options only if all options granted under the Equity Plan or all Class B Shares, as applicable, are also cancelled; and

                         (e) for purposes of the Equity Partnership Plan, any termination of your employment with Putnam after December 31, 2001 shall be deemed a "retirement".

               The number of Class B Shares subject to Putnam Options and the exercise price of outstanding Putnam Options shall be adjusted if such an adjustment has been made to outstanding options granted under the Equity Partnership Plan to reflect any dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, liquidation or dissolution of Putnam or similar corporate event. Each Putnam Option granted to you shall be evidenced by an Award Agreement substantially in the form of the award agreement attached as Exhibit A hereto.

                    (ii) MMC STOCK OPTION. Effective as of the Effective Date, the Compensation Committee hereby grants to you, pursuant to the 1997 Plan, a nonqualified option ("MMC Stock Option") to purchase 100,000 shares of Common Stock of MMC ("MMC Shares") at an exercise price per share equal to the fair market value of an MMC Share as of such date, as defined in the 1997 Plan, which shall expire on November 1, 2007 and shall vest with respect to 25% of the shares subject thereto per year on each of December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001. If your employment with Putnam is terminated by Putnam or MMC (acting through its Compensation Committee) pursuant to paragraph 4.A of this Agreement or by you for any reason other than pursuant to paragraph 4.E of this Agreement, then you shall forfeit the MMC Stock Option granted pursuant to this paragraph 3.D(ii), whether or not then exercisable, to the extent not exercised as of the date of such termination. If your employment with Putnam is terminated in accordance with paragraphs 4.B, 4.D or 4.E of this Agreement, then the MMC Stock Option shall vest and become exercisable as of the date of such termination. In the event of a termination of your employment pursuant to paragraph 4.C of this Agreement, then the MMC Stock Option shall vest and become exercisable and the person or persons to whom your rights under the MMC Stock Option shall pass by will or the laws of descent and distribution shall be entitled to exercise such MMC Stock Option within one year after the date of death, but in no


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event shall the MMC Stock Option be exercised beyond its expiration date.  The
MMC Stock Option granted to you shall be evidenced by an Award Agreement substantially in the form of the award agreement attached as Exhibit B hereto.

               (iii) PUTNAM RESTRICTED STOCK UNITS. Effective as of the Effective Date, you shall receive, pursuant to the 1997 Plan, 300,000 shares of Putnam restricted stock units ("Putnam Restricted Stock Units"), 150,000 of which shall vest on December 31, 2001 ("Excluded Units") and 150,000 of which shall vest at the rate of 25% per year on each of December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001. During the Term you shall also be entitled to receive, in the first quarter of 1999, additional Putnam Restricted Stock Units which shall vest at the rate of 25% per year on each anniversary of the date of grant in each of 2000, 2001, 2002 and 2003 and, in the first quarter of 2000, additional Putnam Restricted Stock Units which shall vest at the rate of 25% per year on each anniversary of the date of grant in each of 2001, 2002, 2003 and 2004, with the number of such additional Putnam Restricted Stock Units to be determined by the Compensation Committee in its sole discretion using criteria similar to that used for awards at that time to senior participants in the Equity Partnership Plan. Each individual Putnam Restricted Stock Unit shall represent (and shall have a Fair Market Value equal to the Fair Market Value of) one Class B Share and shall be treated as if it were subject to the terms and conditions of the Equity Partnership Plan applicable to shares of Restricted Stock awarded under the Equity Partnership Plan, except that

                              (a) dividend equivalents (rather than actual dividends) plus earnings, but net of any losses, resulting from the investment thereof shall be payable in cash with respect to the Putnam Restricted Stock Units and such dividend equivalents shall be paid as soon as practicable following the earliest date that payment may be made without causing such payment to be nondeductible by MMC by reason of
                    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (such earliest date, the "Payment Date"). The dividend equivalents shall be deemed invested from their respective dividend payment dates, pursuant to your investment direction, among the various Putnam funds;



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                              (b)  payments in respect of Putnam Restricted
                    Stock Units shall be made in Class B Shares, such payments to be made as soon as practicable following the Payment Date;

                              (c) any and all rights or obligations of Putnam pursuant to the Equity Partnership Plan with respect to cancellation, forfeiture, purchase, sale, exchange, conversion or similar events affecting Putnam Restricted Stock Units or Class B Shares shall be rights or obligations of MMC and not of Putnam (and any amounts paid to you pursuant to the exercise of such rights shall be paid to you as soon as practicable following the Payment Date);

                              (d) MMC may exercise the rights, set forth in the first sentence of Section 8(b)(ii) of the Equity Partnership Plan, to cancel Putnam Restricted Stock Units, or Class B Shares acquired by payment with respect to Putnam Restricted Stock Units, only if all restricted stock granted under the Equity Plan, or all Class B Shares, as applicable, are also cancelled;

                              (e)  in the event of a termination of your
                    employment pursuant to paragraphs 4.D or 4.E of this Agreement, the Putnam Restricted Stock Units granted hereunder shall not be subject to the termination provision of Section 7(c)(ii) of the Equity Partnership Plan; provided, however, that if your termination is pursuant to paragraph 4.E where Good Cause relating to such termination is a Change in Control of MMC or a Change in Control of Putnam, then this paragraph 3.D(iii)(e) shall not apply; and

                              (f) for purposes of the Equity Partnership Plan, any termination of your employment with Putnam after December 31, 2001 shall be deemed a "retirement".

               The number of Putnam Restricted Stock Units referred to above shall be adjusted if such an adjustment has been made pursuant to the Equity Partnership Plan to the number of outstanding shares of Restricted Stock thereunder to reflect any dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, liquidation or dissolution of Putnam or similar


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corporate event.  The Putnam Restricted Stock Units granted to you shall be evidenced by an Award Agreement substantially in the form of the award agreement attached as Exhibit A hereto.

               All Putnam Restricted Stock Units except the Excluded Units shall be "Purchased Putnam Restricted Stock Units" and shall constitute a form of payment of the Annual Bonus, in accordance with paragraph 3.B above. If the Annual Bonus with respect to a year does not equal or exceed the total Fair Market Value, determined as of the award date, of the Purchased Putnam Restricted Stock Units relating to such Annual Bonus, then (unless you have timely declined such excess Purchased Putnam Restricted Stock Units) within 30 days of the date such Annual Bonus is paid, you will pay MMC an amount equal to the excess of such total Fair Market Value over such Annual Bonus.

               (iv) MMC RESTRICTED STOCK UNITS. Effective as of the Effective Date, the Compensation Committee hereby grants to you, pursuant to the 1997 Plan, 100,000 shares of MMC restricted stock units ("MMC Restricted Stock Units") which shall vest on February 1, 2002. If your employment with Putnam is terminated by Putnam or MMC (acting through its Compensation Committee) pursuant to paragraph 4.A of this Agreement or by you prior to December 31, 2001 for any reason other than pursuant to paragraph 4.E of this Agreement, then you shall forfeit all MMC Restricted Stock Units granted pursuant to this paragraph 3.D(iv). If your employment with Putnam is terminated in accordance with paragraphs 4.B, 4.C, 4.D or 4.E of this Agreement prior to December 31, 2001, or for any reason after December 31, 2001, then the MMC Restricted Stock Units granted to you pursuant to this paragraph 3.D(iv) shall vest as of the date of such termination. The award of MMC Restricted Stock Units granted to you shall be evidenced by an Award Agreement substantially in the form of the award agreement attached as Exhibit C hereto. Payment in respect of MMC Restricted Stock Units shall be made in MMC Shares as soon as practicable following the Payment Date; and dividend equivalents plus earnings, but net of any losses, resulting from the investment thereof shall be payable in cash with respect to the MMC Restricted Stock Units as soon as practicable following the Payment Date. The dividend equivalents shall be deemed invested from their respective dividend payment dates, pursuant to your investment direction, among the various Putnam funds.

               (v) AGREEMENT BETWEEN MMC AND PUTNAM. In connection with the grant of Putnam Options and Putnam


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Restricted Stock Units referred to in this paragraph 3.D, Putnam agrees to issue to MMC from time to time that number of Class B Shares as may be necessary for MMC to issue to you upon exercise of such Putnam Options or in payment of such Putnam Restricted Stock Units, such issuance to be in exchange for an equal number of shares of Class A Common Stock, par value $.01 per share, of Putnam ("Class A Shares") held by MMC. In the event that (x) MMC acquires Class B Shares from you or your transferee (including any Class B Shares acquired by you through the exercise of Putnam Stock Options or as a result of the payment of Putnam Restricted Stock Units, and any shares acquired by you upon an adjustment to reflect any dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, liquidation or dissolution of Putnam or similar corporate event) pursuant to paragraphs 3.D(i)(a) and 3.D(iii)(c) hereof, or (y) Class B Shares (as well as any Putnam Options or Putnam Restricted Stock Units related to Class B Shares held by MMC) held by you or MMC are otherwise cancelled, sold, purchased, forfeited, exchanged for a payment or converted into a Class A Share, or are otherwise similarly affected, then Putnam agrees to return to, and shall be deemed to have returned to, MMC with respect to the Class B Shares so affected, an equal number of Class A Shares (as may have been adjusted in accordance with the adjustment provision set forth above) and MMC agrees to return to, and shall be deemed to have returned to, Putnam (irrespective of whether such shares were cancelled or are still outstanding) the Class B Shares so affected. The provisions of this paragraph 3.D(v) shall be adjusted to the extent appropriate to reflect any actions contemplated by Section 11(a) of the Equity Partnership Plan.

               (vi) In the event of a termination of your employment pursuant to paragraphs 4.B, 4.D or 4.E (except where Good Cause relating to such termination is a Change in Control of MMC or a Change in Control of Putnam) or any termination of your employment after December 31, 2001, any right of MMC under
Section 7(d)(i) of the Equity Partnership Plan to repurchase Class B Shares then held by you or thereafter acquired by you may not be exercised by MMC until after November 1, 2007 and any right you have under Section 7(d)(ii) of the Equity Partnership Plan to request that MMC purchase the Class B Shares then held by you or thereafter acquired by you may be exercised in accordance with the terms of the Equity Partnership Plan through November 1, 2007. Notwithstanding the above, with respect to Class B Shares which have been held by you for less than six months, the rights described in the immediately preceding sentence


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may not be exercised by MMC or by you, as applicable, prior to the date six months following the applicable Grant Date (in case of Restricted Stock Units) or date of exercise (in case of Class B Shares acquired upon exercise of Putnam Options).

          E. SPECIAL RETIREMENT BENEFIT. In consideration for your covenants set forth in paragraph 7, you shall be entitled to receive a special retirement benefit of a gross value estimated at $1,500,000 per year for your lifetime. As of the Effective Date, MMC and Putnam shall determine an amount which represents the actuarial estimated equivalent sufficient to fund their commitment at the Effective Date. This funded amount, which has been determined to equal $15,000,000.00, shall be deemed invested from the Effective Date, pursuant to your investment direction, among the various Putnam funds. On the latest of (a) November 1, 2002, (b) your retirement from Putnam or MMC and (c) the Payment Date you shall be entitled to receive in cash the amount referenced in the immediately preceding sentence, plus the earnings, if any, net of any losses, if any, of the deemed investment thereof (such total, the "Special Retirement Benefit") in a lump sum, installments or as an annuity, pursuant to your election made prior to a date one year immediately preceding the commencement of the payment of the Special Retirement Benefit. However, if you choose a lifetime annuity, the equivalent of the lump sum payment, net of applicable withholding taxes, will be used to purchase in your name an annuity contract from the insurance company or other financial institution of your choice and the purchase thereof will relieve Putnam and MMC of all liability for such payment.

          F. SERVICES FURNISHED. During the Term, Putnam shall furnish you with appropriate office space and secretarial services, and such other facilities and services as are suitable to your position and adequate for the performance of your duties as set forth in paragraph 2 hereof.

          G. AUTOMOBILE. During the Term, Putnam shall furnish you with an automobile similar to that provided to you immediately prior to the Effective Date, on substantially similar terms as those in effect immediately prior to the Effective Date.

          H. HOTEL REIMBURSEMENT. During the Term, Putnam shall reimburse you at a rate of $2,121.00 per month, for expenses relating to the maintenance and upkeep on your apartment in New York City, such reimbursement to be paid in


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lieu of reimbursement of any expenses you might otherwise have incurred for hotel and related expenses.

     4. TERMINATION. You, Putnam or MMC shall be free to terminate this Agreement, as follows:

          A. BY PUTNAM OR BY MMC FOR CAUSE OR BY YOU WITHOUT GOOD CAUSE. Putnam or MMC (acting through its Compensation Committee) shall have the right to terminate your employment hereunder for "Cause" upon thirty (30) days' prior written notice. For purposes of this Agreement only, "Cause" shall be defined to include 1) material willful misconduct in the performance of your duties and responsibilities hereunder, 2) material willful nonperformance of your duties and responsibilities hereunder other than for reasons of disability, 3) breach by you of a material term of this Agreement, or 4) conviction of, or your written admission to, a felony or other crime involving moral turpitude, or imprisonment for any crime; PROVIDED, HOWEVER, that in the event of a potential termination for Causes l, 2 or 3 above, such termination may not occur until at least thirty (30) days after Putnam or MMC (acting through its Compensation Committee) has provided you with a detailed written notice of the ground(s) for the termination, and then only if you have failed to correct the behavior giving rise to such potential termination. Notwithstanding any other provision of this Agreement, the 1997 Plan or the Equity Partnership Plan or any applicable award agreement, in the event of a termination for Cause pursuant to this paragraph 4.A or in the event of a termination by you without Good Cause (as defined in paragraph 4.E below), (x) Putnam shall only be obligated to pay you your Base Salary through the date of your termination, together with such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of Putnam then in effect and (y) any awards granted pursuant to paragraph 3.D of this Agreement, whether or not then vested, and any Class B Shares then held by you, shall be cancelled and forfeited as of the date of termination pursuant to this paragraph 4.A. Notwithstanding the preceding sentence or any other provision of this Agreement, the 1997 Plan, the Equity Partnership Plan or any applicable award agreement, in the event of a termination for Cause pursuant to this paragraph 4.A, you shall forfeit the Special Retirement Benefit.
Subject to paragraph 7 of this Agreement, in the event of a termination by you without Good Reason, the Special Retirement Benefit shall be paid to you in three equal installments, the first such installment to be paid on the January 10 next following such date of termination, and the second and third such installments to


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be paid on the first and second anniversaries, respectively, of the payment of the first installment.

          B. DISABILITY. Putnam or MMC (acting through its Compensation Committee) shall have the right to terminate your employment hereunder in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of Putnam or MMC, as applicable, and you or your personal representative), from substantially performing your duties and responsibilities hereunder for one or more periods totaling one hundred twenty (120) days in any twelve (12) month period. In the event of a termination pursuant to this paragraph, you shall continue to receive your Base Salary through the end of the year in which the termination of your employment pursuant to this paragraph 4.B occurs, after which your right to receive income continuation shall be determined in accordance with the terms and conditions of Putnam's short-term and long-term disability plans then in effect. You shall also be entitled to receive, at the time it would otherwise have been payable, the Annual Bonus with respect to the year in which the termination pursuant to this paragraph 4.B occurs, in an amount equal to the average of the Annual Bonuses with respect to the two most recently completed years. Furthermore, Putnam shall pay you, as soon as practicable following the Payment Date, the Special Retirement Benefit.

          C. DEATH. In the event of a termination of your employment during the Term by reason of your death, Putnam shall pay to your estate, designated beneficiary or legal representative, after the Payment Date, an amount equal to your Base Salary through the end of the year in which your death occurs. In the event of a termination of your employment during the Term by reason of your death, Putnam shall also pay to your estate, designated beneficiary or legal representative, as soon as practicable following the Payment Date, the Special Retirement Benefit in a lump sum. Putnam shall also pay to your estate, designated beneficiary or legal representative, at the time it would otherwise have been payable, the Annual Bonus with respect to the year in which your death occurs, in an amount equal to the average of the Annual Bonuses for the two most recently completed years.

          D. TERMINATION BY PUTNAM OR BY MMC OTHER THAN FOR CAUSE, DISABILITY OR DEATH. Putnam or MMC (acting through its Compensation Committee) shall have the right to terminate your employment hereunder other than for Cause, disability or death upon thirty (30) days' prior written notice to you; PROVIDED, HOWEVER, that in the event of a termination pursuant to this paragraph, Putnam shall be required to pay you, after the Payment Date, your Base Salary through the period ending with the date of your termination, and an amount equal to the sum of your Base Salary and Annual Bonuses (the Annual Bonus shall, for this purpose, be deemed to equal no less than the higher of (x) the average of the Annual Bonuses with respect to the two most recently completed years and (y) the Minimum Amount (as defined in paragraph 4.E below)) through and including December 31, 2001. Furthermore, Putnam shall pay you, as soon as practicable following the Payment Date, the Special Retirement Benefit.

          E. TERMINATION BY YOU FOR GOOD CAUSE. In the event that you resign your employment with Putnam, by providing to Putnam and MMC a written notice of resignation within thirty (30) days following an event constituting "Good Cause," as that phrase is defined below, your resignation shall be deemed to be a termination of your employment by Putnam other than for Cause pursuant to paragraph 4.D above, in which event both you and Putnam shall have your respective rights and obligations in the event of such a termination. If you do not send Putnam and MMC a written notice of resignation pursuant to this paragraph within thirty (30) days following an event constituting Good Cause, your rights under this paragraph 4.E on the basis solely of such event shall cease. For purposes of this Agreement, the phrase "Good Cause" shall mean (a) a breach by MMC or Putnam of a material term of this Agreement which is not cured within 30 business days from receipt of written notice thereof from you, (b) relocation of Putnam's executive offices outside of the Boston area, (c) reassignment of you to a location outside of the Boston area, (d) failure to pay you an Annual Bonus with respect to each full year of your employment during the Term of at least the sum (such sum, the "Minimum Amount") of (x) a cash amount equal to (i) in the case of the Annual Bonus for the year ended December 31, 1997, at least $12,000,000 and (ii) in the case of Annual Bonuses for future years, two times the average annual cash bonus received under the Putnam Partners Incentive Compensation Plan (or which would have been received had that plan continued) by the three participants who received (or who would have received had that plan continued) the highest cash bonus under the Putnam Partners Incentive Compensation Plan with respect to such year, as determined on a basis consistent with the provisions, Award Percentage (as that

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term is defined in the Putnam Partners Incentive Compensation Plan) and
individual percentage participations existing for the Putnam Partners Incentive Compensation Plan and the associated financial measurements as of the Effective Date, plus (y) the total Fair Market Value, determined as of the date you acquired them, of the Purchased Putnam Restricted Stock Units acquired by you which relate to such Annual Bonus, (e) a Change in Control of MMC or a Change in Control of Putnam, each as defined below, or (f) failure to grant to you the Third Putnam Option and the Fourth Putnam Option with respect to, in the aggregate, 105,000 or more Class B Shares or failure to grant to you additional Putnam Restricted Stock Units in 1999 and 2000 with respect to, in the aggregate, 105,000 or more Class B Shares.

               (i) For purposes of this Agreement, the phrase "Change in Control of MMC" means the first to occur of the following events after the Effective Date: (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") (other than MMC, any trustee or other fiduciary holding securities under an employee benefit plan of MMC or any corporation owned, directly or indirectly, by the stockholders of MMC in substantially the same proportions as their ownership of stock of MMC), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of MMC representing 50% or more of the combined voting power of MMC's then outstanding voting securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the MMC Board, and any new director (other than a director designated by a person who has entered into an agreement with MMC to effect a transaction described in clause (a), (b), or (d) of this paragraph 4.E(i)) whose election by the MMC Board or nomination for election by MMC's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or (c) the stockholders of MMC approve a merger or consolidation of MMC with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of MMC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 50% of the combined voting power of the voting securities of MMC or such surviving or parent entity outstanding immediately after such a merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of MMC (or similar transaction) in which no "person" (as hereinabove defined) acquired 50% or more of the combined voting power of MMC's then outstanding securities; or (d) the stockholders of MMC approve a plan of complete liquidation of MMC or an agreement for the sale or disposition by MMC of all or substantially all of MMC's assets (or any transaction having a similar effect).

               (ii) For purposes of this Agreement, the phrase "Change in Control of Putnam" means the first to occur of the following events after the Effective Date: (a) MMC approves a plan of complete liquidation of Putnam, or a sale or other disposition of all or substantially all of its assets to an entity of which MMC holds less than 50% of the voting power of securities; or (b) MMC, together with its subsidiaries, trustees or other fiduciaries holding securities of Putnam under an employee benefit plan maintained by MMC or by a subsidiary of MMC, ceases for any reason (including by reason of a sale or other disposition, including a spinoff or public offering) to be a beneficial owner of securities of Putnam representing more than 50% of the voting power of the securities of Putnam.

          F. ADDITIONAL PAYMENT. If any payment under this Agreement attributable to the Second Putnam Option (as defined in paragraph 3.D(i)), the Excluded Units (as defined in paragraph 3.D(iii)), the MMC Option or the MMC Restricted Stock Units (the "Payments") will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), you shall be entitled to receive, at the time specified below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you after deduction of any Excise Tax on such Payments and any federal, state and local income and employment tax and Excise Tax upon payment provided for by this paragraph 4.F, shall be equal to the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all payments or benefits received or to be received by you in connection with a Change in Control of Putnam or of MMC or your termination of employment with Putnam (pursuant to this Agreement) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by MMC's independent auditors and acceptable to you such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of
Section 280G(b)(3) of the Code, or otherwise not subject to the Excise Tax; (ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (1) above); and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by MMC's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the date such Gross-Up Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the Gross-Up Payment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), you shall be entitled to an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. Any Gross-Up Payment to be made to you under this paragraph shall be payable within thirty
(30) days of the date of the Change in Control of MMC or change in control of Putnam, as applicable.

          G. GENERAL APPLICABLE TERMS. In the event of a termination of your employment pursuant to paragraphs 4.D or 4.E of this Agreement, Putnam acknowledges that any amounts due you under this paragraph 4 are intended solely as severance pay and not, e.g., as damages. Accordingly, Putnam acknowledges and agrees that you will have no duty to mitigate any loss of income by seeking other employment or otherwise, and any earnings you may receive subsequent to termination of employment shall not reduce or in any manner affect the amounts due under this paragraph 4, if any. Whether or not any amounts are due you following termination of your employment, you, your estate or other beneficiary or representative shall in any event receive such payments or benefits you or they would be entitled to by law or pursuant to benefit plans of Putnam then in effect.

     5. CONFIDENTIALITY. You agree that you will not at any time, during or after your employment by Putnam, or any of its affiliates (collectively, for purposes of this paragraph 5, "Putnam"), without MMC's prior written consent, reveal or disclose to any person outside of Putnam, or use for your own benefit or the benefit of any other person or entity, any confidential information concerning the business or affairs of Putnam or MMC, or concerning Putnam's or MMC's customers, clients or employees ("Confidential Information"). For purposes of this Agreement, Confidential Information shall include, but shall not be limited to, financial information or plans; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information of any type; information concerning methods of operation; proprietary systems or software; legal or regulatory information; cost and pricing information or policies; information concerning new or potential products or markets; investment models, practices, procedures, strategies or related information; research and/or analysis; and information concerning new or potential investors, customers, clients, or shareholders. Confidential Information shall not include Confidential Information already available to the public through no act of yours and salary, bonus or other personnel information specific to you, nor shall this paragraph be construed so as to interfere with your right to use your general knowledge, experience, memory and skills, whenever and wherever acquired, in any future employment, subject to the limitations set forth in paragraph 7 hereof.

          You further understand and agree that all such Confidential Information, however or whenever produced, shall be Putnam's or MMC's sole property, and shall not be removed by you (or anyone acting at your direction or on your behalf) from Putnam's or MMC's custody or premises without Putnam's or MMC's prior written consent. Upon the termination of your employment, you will promptly deliver to Putnam or MMC all copies of all documents, equipment, property or materials of any type in your possession, custody or control, that belong to Putnam or MMC, and/or that contain, in whole or in part, any Confidential Information.

     6. INVENTIONS. During the Term of this Agreement, you shall promptly disclose to Putnam or any successor or assign, and grant to Putnam and its successors and assigns (without any separate remuneration or compensation other than that received by you in the course of your employment), your entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever ("Intellectual Property"), whether developed by you during or after business hours, or alone or in connection with others, in any way related to the business of Putnam, its affiliates, successors or assigns. This provision shall not apply to books or articles authored by you during non-work hours, consistent with your obligations under this Agreement, so long as such books or articles a) are not funded in whole or in part by Putnam, or b) do not contain any Confidential Information or Intellectual Property. You agree, at Putnam's expense, to take all steps necessary or proper to vest title to all such Intellectual Property in Putnam, its affiliates, successors, assigns, nominees or designees, and to cooperate fully and assist Putnam in any litigation or other proceedings involving any such Intellectual Property.

     7.   NONCOMPETITION COVENANT; CONSULTING COVENANT.

          A. NONCOMPETITION COVENANT DURING YOUR EMPLOYMENT AND THEREAFTER. During the Term of this Agreement and until you attain the age of 65, you shall not, directly or indirectly, for your own account, or in any capacity on behalf of any other third person or entity, whether as an officer, director, employee, partner, joint venturer, consultant, investor or otherwise, engage, or assist others engaged, in whole or in part, in any business in competition with the business of Putnam within the geographical areas in which Putnam has conducted its business operations or provided services as of the date of this Agreement or at any time prior to your termination hereunder, subject to the following special provisions:

               (i) For purposes of this covenant, "Putnam" means only any or all of Putnam Investments, Inc., its wholly or majority-owned subsidiaries, and any other affiliate of Putnam Investments, Inc. engaged on a regular basis in providing services to Putnam Investments, Inc., to such a subsidiary, or to third persons in association with Putnam Investments, Inc. or such a subsidiary.

               (ii) Any investment you may make in a business in competition with the business of Putnam shall not be considered to give rise to a violation of this covenant if the following three conditions are met: (a) the stock of such business is publicly traded, (b) your equity interest in such business does not exceed five percent (5%) of the aggregate outstanding equity interests of such business and (c) you do not otherwise participate in the management or operational affairs of such business.

               (iii) This covenant shall not be considered violated by your management of funds (whether personally or as an employee or partner of a business formed for this purpose) solely on behalf of yourself or yourself and one or more of your family members or other relatives.

          Notwithstanding any provision to the contrary contained herein, in the event that you breach the noncompetition covenant of this paragraph 7.A, you shall forfeit and be required to return to Putnam each of the following: (a) the Special Retirement Benefit; (b) any and all Putnam Options (whether or not then exercisable, with all of such Putnam Options being cancelled and terminated) and Putnam Restricted Stock Units; (c) all Class B Shares then held by you; (d) all rights with respect to other payments to which you may become entitled with respect to Putnam Options, Putnam Restricted Stock Units or Class B Shares; and (e) 50% of all proceeds from any prior sales of any Class B Shares or cancellation, forfeiture, exchange or conversion of Putnam Options, Putnam Restricted Stock Units or Class B Shares, or other cash payments received with respect to Putnam Options, Putnam Restricted Stock Units or Class B Shares. The relief Putnam and MMC is entitled to pursuant to the preceding sentence shall be in addition to, and not in lieu of, any other relief to which it may be entitled by law (including without limitation its actual damages as a result of any such breach). If, at any time, the provisions of this paragraph 7.A shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this paragraph 7.A shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and you agree that this paragraph 7.A as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

          B. CONSULTING COVENANT. Following the termination of your employment for any reason, and until you attain the age of 65, you shall make yourself available to consult and advise the Chief Executive Officer of Putnam and MMC with respect to such matters involving the business of Putnam as may be requested; and Putnam shall reimburse you for any reasonable out-of-pocket expenses relating thereto; provided, however, that you shall not be required to make yourself so available for more than ten hours during any month or at any location inconvenient for you. For the duration of your consulting obligations, the provisions of paragraph 3.F (as it relates to your position and duties as a consultant) and 3.G shall continue to apply.

     8. MUTUAL NONDISPARAGEMENT COVENANT. You agree that you will not at any time speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business of MMC or Putnam, or the business or personal reputations of any of MMC's or Putnam's directors, officers, agents, employees, clients or suppliers, and you further agree that you will not engage in any other deprecating conduct or communications with respect to MMC or Putnam. In connection with any termination of your employment, MMC agrees to negotiate in good faith with you as to a mutually acceptable description of the reasons for your termination of employment. Each of MMC and Putnam agrees that it will not, and will not permit any of its directors, officers, agents, or employees to, at any time speak or act in any manner inconsistent with such negotiated description or that is intended to, or does in fact, damage your business or personal reputation.

     9. FAILURE TO PAY AMOUNTS DUE UNDER THIS AGREEMENT. If MMC or Putnam withholds or fails to pay you any amounts which it is obligated to pay you under this Agreement, and you are forced to file suit to collect such amounts, and succeed in collecting such amounts, MMC and Putnam shall be obligated to pay you your reasonable costs and attorneys' fees incurred in collecting such amounts.

     10. SPECIFIC PERFORMANCE. You recognize and agree that Putnam's remedy at law for breach of paragraphs 5, 6, 7 and 8 of this Agreement would be inadequate, and further agree that, for breach of such provisions, Putnam shall be entitled to injunctive relief and to enforce its rights by an action for specific performance. Putnam recognizes and agrees that your remedy at law for breach of paragraph 8 of this Agreement would be inadequate, and further agree that, for breach of such provision, you shall be entitled to injunctive relief and to enforce your rights by an action for specific performance.

     11. CHOICE OF LAW. This Agreement, and all disputes arising under or related to it, shall be governed by the law of the Commonwealth of Massachusetts.

     12. CODE SECTION 162(M). Notwithstanding any other provision of this Agreement, no payments shall be made hereunder prior to the earliest date that any such payment may be made without causing such payment to be nondeductible by reason of Section 162(m) of the Code; provided, however, that the above limitation shall not apply to any benefits provided to you pursuant to any employee benefit or fringe benefit plan of Putnam which is generally applicable to senior executives of Putnam and provided, further, that Putnam shall, in the event of an unanticipated deferral of any payment pursuant to this paragraph 12, take such reasonable actions as may be appropriate to minimize any cost or inconvenience to you and equitably compensate you in a manner consistent with the expectations set forth in this Agreement. Any amounts deferred pursuant to the immediately preceding sentence shall be deemed invested, pursuant to your investment direction, among the various Putnam funds.

     13. ASSIGNMENT. This Agreement, and the rights and obligations of you, MMC and Putnam hereunder, shall inure to the benefit of and shall be binding upon, you, your heirs and representatives, and upon MMC and Putnam, and their respective successors and assigns. This Agreement may not be assigned by you.

     14. NOTICES. All notices required by this shall be in writing and shall be deemed to have been duly delivered when delivered in person or when mailed by certified mail, return receipt requested, as follows:

          A.   If to you:

               Lawrence J. Lasser
               342 Warren Street
               Brookline, MA  02146

          B.  If to Putnam:

               Putnam Investments, Inc.
               One Post Office Square
               Boston, MA 02109
               Attn: General Counsel

          with a copy to:

               Marsh & McLennan Companies, Inc.
               1166 Avenue of the Americas
               New York, NY  10036
               Attn: General Counsel

          C.  If to MMC:

               Marsh & McLennan Companies, Inc.
               1166 Avenue of the Americas
               New York, NY 10036
               Attn: General Counsel

or to such other address as a party hereto shall specify in writing given in accordance with this paragraph.

     15. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

     16. CONSULTATION WITH COUNSEL; NO REPRESENTATIONS. You agree and acknowledge that you have had a full and complete opportunity to consult with counsel of your own choosing concerning the terms, enforceability and implications of this Agreement, and that neither MMC nor Putnam has made any representations or warranties to you concerning the terms, enforceability or implications of this Agreement other than are as reflected in this Agreement.

     17. UNFUNDED STATUS OF AGREEMENT. With respect to any payments not yet made to you pursuant to the Agreement, nothing contained herein shall give you any rights which are greater than those of a general creditor of Putnam.

     18. WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable tax withholding required under federal, state or local law.

     19. ARBITRATION. Except as otherwise provided in Paragraph 10, all controversies, claims or disputes arising out of or related to this Agreement shall be settled by arbitration in Boston, Massachusetts under the rules of the American Arbitration Association then in effect in the Commonwealth of Massachusetts, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

     20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     21. SURVIVAL. Your obligations and those of Putnam and MMC shall survive the termination of the Term of this Agreement and your employment hereunder as necessary to give full effect to the provisions of this Agreement.

          If the foregoing correctly conforms to your understanding of the Agreement between you and Putnam, please sign and date the enclosed copy of this letter and return it to us.


                              Very truly yours,


                              PUTNAM INVESTMENTS, INC.



                              By: /s/ A.J.C. Smith
                                 --------------------------
                              Title:  Director
                                    -----------------------

Agreed and Accepted:



/s/ Lawrence J. Lasser
----------------------------
Lawrence J. Lasser